                                                                                                                                                                                                                                                                                                    Exhibit 10.1

Senior Management Annual Incentive Compensation Plan

The compensation committee believes that select senior officers of the Company should be eligible for an annual incentive payout that rewards the senior manager for their contribution to performance results and that aligns the actions of the Company’s senior officers with its shareholders.  Senior officers will be eligible for an incentive to be paid after year end based on the achievement of certain financial goals of the Company.  Specifically, the performance measurement to be used to determine eligibility for this senior officer incentive would be the Company’s fully diluted earnings per common share for the year as this is the most recognized earnings metric.

In conjunction with the review and approval of the Company’s budget each year, management will submit a recommendation for earnings per share goals that need to be achieved to earn the annual incentive.  Management prepares a net income budget each year and a projection of shares outstanding.  These components along with any adjustments (for example, impact of dividends on preferred shares relative to TARP) will result in the budgeted fully earnings per common share for the Company. Recommendations on earnings per share will be submitted for payout related achievement of minimum, target and maximum thresholds.  The board of directors will approve the earnings per share goals each year as well as the percentage payout for each individual participant each year.

The Company’s net income number at year end and corresponding fully diluted earnings per common share may be adjusted for the net after tax impact of any large one time items (either income or expenses) as defined by the Chief Financial Officer and approved by the President and CEO of the Company and the Compensation Committee in determining the payout level achieved by the senior management group.  These items would generally fall outside of the normal operations of the Company and should, therefore, not impact the senior management incentive payout.  Also, the Company’s net income number will include an expense for this incentive plan based on the target payout level.

Attached is a list of individuals eligible for participation in the senior management annual incentive plan for 2010 including a recommendation of payout percentages for each level and the corresponding dollar value of the award at each level.  The award levels for each participant may vary due to the overall responsibilities of the individuals and giving consideration to base salary and other incentive compensation which each individual is eligible to receive.

	Percent of Salary

	Minimum	Target	Maximum

Mark Gorski	12.5%	25%	50%
EVP/CFO

Charlie Farber	12.5%	25%	50%
EVP

8 additional SVPs	7.5%	15%	30%